                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                     SCHEDULE 13G
                                    (RULE 13d-102)


               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13D-2(b)

                               (AMENDMENT NO. _______)



                             Coram Healthcare Corporation
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                            Common Stock, $.001 par value
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      218103109
--------------------------------------------------------------------------------
                                    (CUSIP Number)


                                    June 30, 1998
--------------------------------------------------------------------------------
               (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)

/x/  Rule 13d-1(c)

/ /  Rule 13d-1(d)

----------------------------                         ---------------------------
CUSIP No. 218103109                                           Page 2 of 15 Pages
----------------------------                         ---------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     FOOTHILL CAPITAL CORPORATION
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  /x/
                                                                     (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------

                      5    SOLE VOTING POWER

                            - 0 -
   NUMBER OF       ------------------------------------------------------------
     SHARES           6    SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY               494,613(1)      (SEE ITEM 4)
      EACH         ------------------------------------------------------------
   REPORTING          7    SOLE DISPOSITIVE POWER
    PERSON                 - 0 -
     WITH          ------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           494,613(1)      (SEE ITEM 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     494,613(1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.0%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------
(1) These shares are issuable upon conversion of the Company's Series B Senior Subordinated Convertible Notes (the "Series B Notes") at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

----------------------------                         ---------------------------
CUSIP No. 218103109                                           Page 3 of 15 Pages
----------------------------                         ---------------------------


                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     THE FOOTHILL GROUP, INC.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  /x/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              - 0 -
                      ---------------------------------------------------------
                         6    SHARED VOTING POWER
   NUMBER OF
     SHARES                   5,495,707(1)   (SEE ITEM 4)
   BENEFICIALLY       ---------------------------------------------------------
    OWNED BY             7    SOLE DISPOSITIVE POWER
     EACH
   REPORTING                  - 0 -
    PERSON              -------------------------------------------------------
     WITH                8    SHARED DISPOSITIVE POWER

                              5,495,707(1)   (SEE ITEM 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,495,707(1)        (SEE ITEM 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.12%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

----------------------------                         ---------------------------
CUSIP No. 218103109                                           Page 4 of 15 Pages
----------------------------                         ---------------------------


                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     FOOTHILL PARTNERS II, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  /x/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------

                          5    SOLE VOTING POWER

                               - 0 -
                     ---------------------------------------------------------
     NUMBER OF            6    SHARED VOTING POWER
      SHARES
    BENEFICIALLY               5,001,094(1)   (SEE ITEM 4)
     OWNED BY        ---------------------------------------------------------
      EACH                7    SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                 - 0 -
       WITH          ---------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                               5,001,094(1)   (SEE ITEM 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,001,094(1)        (SEE ITEM 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.29%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     PN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

----------------------------                         ---------------------------
CUSIP No. 218103109                                           Page 5 of 15 Pages
----------------------------                         ---------------------------


                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     M. EDWARD STEARNS
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /x/
                                                                       (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------


                             5    SOLE VOTING POWER

                                  - 0 -
                        -------------------------------------------------------
     NUMBER OF               6    SHARED VOTING POWER
      SHARES
    BENEFICIALLY                  5,001,094(1)   (SEE ITEM 4)
     OWNED BY           -------------------------------------------------------
      EACH                   7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                       - 0 -
      WITH              -------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  5,001,094(1)   (SEE ITEM 4)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,001,094(1)        (SEE ITEM 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.29%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

----------------------------                         ---------------------------
CUSIP No. 218103109                                           Page 6 of 15 Pages
----------------------------                         ---------------------------


                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     KAREN S. SANDLER
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /x/
                                                                       (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------


                             5    SOLE VOTING POWER

                                  - 0 -
                     ----------------------------------------------------------
     NUMBER OF               6    SHARED VOTING POWER
      SHARES
    BENEFICIALLY                  5,001,094(1)   (SEE ITEM 4)
      OWNED BY       ----------------------------------------------------------
       EACH                  7    SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                    - 0 -
       WITH          ----------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  5,001,094(1)   (SEE ITEM 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,001,094(1)        (SEE ITEM 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.29%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

----------------------------                         ---------------------------
CUSIP No. 218103109                                           Page 7 of 15 Pages
----------------------------                         ---------------------------


                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     DENNIS R. ASCHER
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /x/
                                                                       (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------

                           5    SOLE VOTING POWER

                                - 0 -
                       --------------------------------------------------------
     NUMBER OF             6    SHARED VOTING POWER
      SHARES
    BENEFICIALLY                5,001,094(1)   (SEE ITEM 4)
      OWNED BY         --------------------------------------------------------
       EACH                7    SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                    - 0 -
       WITH            --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,001,094(1)   (SEE ITEM 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,001,094(1)        (SEE ITEM 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.29%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

----------------------------                         ---------------------------
CUSIP No. 218103109                                           Page 8 of 15 Pages
----------------------------                         ---------------------------


                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     PETER E. SCHWAB
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /x/
                                                                       (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------


                             5    SOLE VOTING POWER
                                  - 0 -
                      ---------------------------------------------------------
     NUMBER OF
      SHARES                 6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                    5,001,094(1)   (SEE ITEM 4)
        EACH          ---------------------------------------------------------
      REPORTING              7    SOLE DISPOSITIVE POWER
       PERSON
         WITH                  - 0 -
                      ---------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  5,001,094(1)   (SEE ITEM 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,001,094(1)        (SEE ITEM 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.29%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

----------------------------                         ---------------------------
CUSIP No. 218103109                                           Page 9 of 15 Pages
----------------------------                         ---------------------------


                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     DAVID C. HILTON
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  /x/
                                                                    (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------


                       5    SOLE VOTING POWER

                            - 0 -
      NUMBER OF      ----------------------------------------------------------
      SHARES           6    SHARED VOTING POWER
    BENEFICIALLY
     OWNED BY               5,001,094(1)   (SEE ITEM 4)
      EACH           ----------------------------------------------------------
    REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON
      WITH                  - 0 -
                     ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            5,001,094(1)   (SEE ITEM 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,001,094(1)        (SEE ITEM 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.29%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

----------------------------                         ---------------------------
CUSIP No. 218103109                                          Page 10 of 15 Pages
----------------------------                         ---------------------------


                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     JEFFREY T. NIKORA
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /x/
                                                                       (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------

                        5    SOLE VOTING POWER

                             - 0 -
     NUMBER OF     -----------------------------------------------------------
      SHARES            6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                5,001,094(1)   (SEE ITEM 4)
      EACH         -----------------------------------------------------------
    REPORTING           7    SOLE DISPOSITIVE POWER
     PERSON
      WITH                   - 0 -
                   -----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             5,001,094(1)   (SEE ITEM 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,001,094(1)        (SEE ITEM 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.29%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

----------------------------                         ---------------------------
CUSIP No. 218103109                                          Page 11 of 15 Pages
----------------------------                         ---------------------------

                                     SCHEDULE 13G

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     JOHN F. NICKOLL
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /x/
                                                                       (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------


                          5    SOLE VOTING POWER

                               - 0 -
     NUMBER OF         -------------------------------------------------------
      SHARES              6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 5,001,094(1)   (SEE ITEM 4)
       EACH            -------------------------------------------------------
     REPORTING            7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                     - 0 -
                        -------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                               5,001,094(1)   (SEE ITEM 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,001,094(1)        (SEE ITEM 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.29%(2)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

----------------------------                         ---------------------------
CUSIP No. 218103109                                          Page 12 of 15 Pages
----------------------------                         ---------------------------


ITEM 1.

          Coram Healthcare Corporation
          1125 Seventeenth Street, Suite 1500
          Denver, Colorado 80202

ITEM 2.

          This Schedule 13G is filed on behalf of The Foothill Group, Inc., a Delaware Corporation ("Group"), Foothill Capital Corporation, a California corporation ("Capital"), Foothill Partners II, L.P., a Delaware limited partnership ("Partners") and M. Edward Stearns, Karen S. Sandler, Dennis R. Ascher, Peter E. Schwab, David C. Hilton, the Jeffrey T. Nikora, and the John F. Nickoll (collectively, the "Managing General Partners"). (Group, Capital, Partners and the Managing General Partners are collectively referred to as the "Filing Persons"). Group and the Managing General Partners are the general partners of Partners. Capital is a wholly-owned subsidiary of Group.

          Under the definition of "beneficial owner" ("Beneficial Owner Definition") provided in Rule 13d-3 of the Exchange Act, Group and the Managing General Partners may be deemed to beneficially own the shares of Common Stock owned by Partners by virtue of the fact that Group and the Managing General Partners, as the general partners of Partners, share with Partners the voting and dispositive power with respect to shares of Common Stock held or acquired by Partners.

          (a)  The Foothill Group, Inc.
               Foothill Capital Corporation
               Foothill Partners II, L.P.
               M. Edward Stearns
               Karen S. Sandler
               Dennis R. Ascher
               Peter E. Schwab
               David C. Hilton
               Jeffrey T. Nikora
               John F. Nickoll
          (b)  11111 Santa Monica Boulevard, Suite 1500
               Los Angeles, California 90025-3333
          (c)  United States
          (d)  Common Stock, $.001 par value
          (e)  218103109

ITEM 3.

          If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          (a) / / Broker or dealer registered under Section 15 of the Exchange Act.
          (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act.
          (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.
          (d) / / Investment company registered under Section 8 of the Investment Company Act.
          (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
          (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
          (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
          (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

----------------------------                         ---------------------------
CUSIP No. 218103109                                         Page 13 of 15 Pages
----------------------------                         ---------------------------


       (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
       If this statement is filed pursuant to Rule 13d-1(c), check this box /X/

ITEM 4.   OWNERSHIP

          The ownership of the Filing Persons is as follows:

          GROUP

          A.   Amount Beneficially owned:  5,495,707 (1)
          B.   Percent of class:  10.12%(2)
          C.   Number of shares as to which such person has: 5,495,707(1)
               1.   sole power to vote or to direct the vote:  -0-
               2.   shared power to vote a direct to vote:  5,495,707(1)
               3.   sole power to vote or to direct to vote:  -0-
               4.   shared power to dispose or to direct the disposition of:

          CAPITAL

          A.   Amount Beneficially owned:  494,613(1)
          B.   Percent of class:  1.0%(2)
          C.   Number of shares as to which such person has:
               1.   sole power to vote or to direct the vote: -0-
               2.   shared power to vote a direct to vote:  494,613(1)
               3.   sole power to vote or to direct to vote: -0-
               4.   shared power to dispose or to direct the disposition of:
                    494,613(1)

          PARTNERS AND EACH OF THE MANAGING GENERAL PARTNERS

          A.   Amount Beneficially owned:  5,001,094(1)
          B.   Percent of class:  9.29%(2)
          C.   Number of shares as to which such person has:
               1.   sole power to vote or to direct the vote:  -0-
               2.   shared power to vote a direct to vote:  5,001,094
               3.   sole power to vote or to direct to vote:  -0-
               4.   shared power to dispose or to direct the disposition of:
                    5,001,094

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

--------------------
(1) These shares are issuable upon conversion of the Company's Series B Notes at a conversion price of $3.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

----------------------------                         ---------------------------
CUSIP No. 218103109                                         Page 14 of 15 Pages
----------------------------                         ---------------------------


          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                      SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 9, 1997

                              FOOTHILL CAPITAL CORPORATION


                              By:  /s/ Dennis R. Ascher
                                   ---------------------------
                                   Name:  Dennis R. Ascher
                                   Title: Vice President


                              THE FOOTHILL GROUP, INC.


                              By:  /s/ Dennis R. Ascher
                                   ---------------------------
                                   Name:  Dennis R. Ascher
                                   Title:  Vice President


                              FOOTHILL PARTNERS II, L.P.,
                              a Delaware limited partnership


                              By:  The Foothill Group, Inc.,
                                   General Partner


                                   By:  /s/ Dennis R. Ascher
                                        ----------------------------
                                        Name:  Dennis R. Ascher
                                        Title:  Vice President

----------------------------                         --------------------------
CUSIP No. 218103109                                         Page 15 of 15 Pages
----------------------------                         --------------------------


                              MANAGING GENERAL PARTNERS

                              /s/ M. Edward Stearns
                              -------------------------------------------------
                              M. Edward Stearns

                              /s/ Karen S. Sandler
                              -------------------------------------------------
                              Karen S. Sandler

                              /s/ Dennis R. Ascher
                              -------------------------------------------------
                              Dennis R. Ascher

                              /s/ Peter E. Schwab
                              -------------------------------------------------
                              Peter E. Schwab

                              /s/ David C. Hilton
                              -------------------------------------------------
                              David C. Hilton

                              /s/ Jeffrey T. Nikora
                              -------------------------------------------------
                              Jeffrey T. Nikora

                              /s/ John F. Nickoll
                              -------------------------------------------------
                              John F. Nickoll